Exhibit 10.1

STOCK CANCELLATION AGREEMENT

THIS STOCK CANCELLATION AGREEMENT (this “Agreement”) is made and entered into effective as of November 4, 2024, by and between Kuber Resources Corporation, a Nevada corporation (the “Company”), and Chuang Fu Qu Kuai Lian Technology (Shenzhen) Limited (the “Stockholder”).

WITNESSETH:

WHEREAS, the Stockholder is the record and beneficial owner of a total of 150,000 shares of Series B Preferred Stock, $.001 par value per share (the “Series B Preferred Stock”) which were issued in 2018;

WHEREAS, the Board of Directors of the Company has approved a proposed a restructuring of the Company’s capital stock to allow for greater flexibility and alternatives with respect to the Company’s capital structure for various purposes including, but not limited to, additional equity financings and structuring future transactions (“Purpose”);

WHEREAS, in order to enable the Company shareholders to have a more desirable capital stock structure, the Stockholder desires to have cancelled and the Company desires to cancel an aggregate of 150,000 shares of Series B Preferred Stock (the “Shares”) owned by the Stockholder as of the date hereof; and

WHEREAS, following the cancellation of the Shares the Company may at its discretion terminate the designation of Series B Preferred Stock; and

WHEREAS, the Stockholder has agreed to cancel the Shares in consideration of the Company paying the Stockholder an aggregate $100 USD.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreements set forth herein, and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.  Cancellation of Shares.  Upon the terms and subject to the conditions set forth in this Agreement, upon execution hereof, the Stockholder shall deliver to the Company stock powers duly executed in blank (with evidence of signature as the Company may require) whereupon the officers of the Company shall cancel such Shares on the books and records of the Company.

2. Issuance of Payment.  Following acceptance of the documents for Cancellation of the Shares set forth in Section 1 herein, the Company shall immediately, but in any event within ten (10) business days, deliver to the Stockholder payment in the amount of $100 USD.

3. Representations of Stockholder.  The Stockholder represents and warrants to the Company, as of the date hereof, that:

a.	Stockholder has the legal capacity to execute, deliver and perform his obligations under this Agreement. This Agreement has been duly executed and delivered by Stockholder and is a valid and legally binding agreement of Stockholder enforceable against him in accordance with its terms.

b.	Stockholder is the sole holder of record of the Shares, and is the beneficial owner of the Shares, free and clear of all Liens, and there exists no restriction on the transfer of the Shares to the Company. Upon execution hereof, Stockholder shall deliver to the Company at good and marketable title to the Shares free and clear of all liens and encumbrances.

c.	No action has been taken by Stockholder that would give rise to a claim against the Company for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement.

4. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada without regard to conflict-of-laws rules.

5. Undertakings.  Each of Stockholder and the Company hereby agrees to take whatever additional action and execute whatever additional documents may be reasonably necessary or advisable in order to carry out or effect one or more of the provisions of this Agreement.

6. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

7. Entire Agreement.  This Agreement and the instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first indicated above.

Kuber Resources Corporation /s/Raymond Fu
By: Raymond Fu Its: Chief Executive Officer Date:

Chuang Fu Qu Kuai Lian Technology (Shenzhen) Limited /s/ Jia Ping Zhong
By: Jia Ping Zhong Its: Chief Executive Officer Date: